Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated May 26, 1998, which appears on page 5 of the 1998 Annual Report -- Financial Review of Medtronic, Inc., which is incorporated by reference in Medtronic's Annual Report on Form 10-K for the year ended April 30, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 14 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
July 21, 1998